Exhibit 23.2
Consent of Independent Auditors
To The Board of Directors
TeleCommunication Systems (Holdings) Ltd
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (on Form S-3 (Registration No. 333-133018)) of TeleCommunication Systems, Inc. for the registration of 1,750,002 shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 3, 2006, with respect to the consolidated financial statements of TeleCommunication Systems (Holdings) Ltd and Subsidiaries included in the Annual Report (Form 10-K and Form 10-K/A) of TeleCommunication Systems, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ James Cowper

James Cowper
Phoenix House
Bartholomew St
Newbury
RG14 5QA
England
May 10, 2006